Exhibit 10.5

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

OF DAVIDI GILO

WITH

VYYO INC.

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into as of February 1, 2008 (the “Restatement Date”), by and between VYYO INC., a Delaware corporation (hereinafter the “Corporation”), and DAVIDI GILO (hereinafter “Gilo”).

RECITALS

A.            The Corporation previously employed Gilo as Chief Executive Officer and Chairman of the Corporation’s Board of Directors pursuant to the terms of an Employment Agreement between the Corporation and Gilo made and entered into as of February 10, 2006   (the “Effective Date”), and as Chairman of the Corporation’s Board of Directors pursuant to the terms of an Amended and Restated Employment Agreement between the Corporation and Gilo made and entered into as of April 5, 2007, subject to election to the Board of Directors by the Corporation’s stockholders and until Gilo’s successor is duly appointed and elected.  The Corporation and Gilo now desire to enter this Agreement as of the Restatement Date under the terms set forth below.

B.            In connection with Gilo’s employment with the Corporation, the Corporation and Gilo desire to enter into this Agreement according to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             Employment Duties.

a.             General.  The Corporation hereby agrees to employ Gilo, and Gilo hereby agrees to accept employment with the Corporation, on the terms and conditions hereinafter set forth.

b.             Corporation’s Duties.  The Corporation shall allow Gilo to, and Gilo shall, perform responsibilities normally incident to the position of Chairman of the Board of Directors, commensurate with his background, education, experience and professional standing.  The Corporation shall provide Gilo with such office equipment, supplies, customary services and cooperation suitable for the performance of his duties.

c.             Gilo’s Duties.  Unless otherwise agreed to by the parties, Gilo shall serve as Chairman of the Board of the Corporation, subject to the vote of the stockholders and Board of Directors as applicable, and until Gilo’s successor is duly appointed and elected.  Gilo shall devote approximately twenty (20) hours per week to the business of the Corporation, and shall not become engaged to render similar services on behalf of any other entity while employed hereunder which is in any way competitive to the Corporation, without the consent of the Corporation’s Board of Directors.  Gilo shall report directly to the Corporation’s Board of Directors.

2.             Term.    The initial term of this employment agreement is three (3) years from the Effective Date (the “Initial Term”).  Thereafter, this Agreement may be renewed by Gilo and the Corporation on such terms as the parties may agree to in writing.  Absent written notice to the contrary, thirty (30) days prior to the end of the Initial Term, this Agreement will be automatically renewed for consecutive one (1) year extensions (together with the Initial Term, the “Term”).  Should the Initial Term not be renewed after the expiration of the first three (3) year term, Gilo shall be entitled to severance in exchange for a release as to any and all claims Gilo may have against the Corporation as provided in Section 6.d.

3.             Compensation.  Gilo shall be compensated as follows:

a.             Fixed Salary.  Gilo shall receive Twelve Thousand Dollars ($12,000) fixed annual salary.  The Corporation agrees to review the fixed salary on or before December 31, 2007, and thereafter at the end of each calendar year during the Term based upon Gilo’s services and the financial results of the Corporation, and to make any increase as may be determined appropriate in the sole discretion of the Corporation’s Compensation Committee or Board of Directors.

b.             Payment.  Gilo’s fixed salary shall be payable on a semi-monthly basis, in accordance with the Corporation’s usual payroll practices.

c.             Bonus Compensation. During the Term, Gilo shall participate in such bonus plan(s) adopted by the Corporation’s Board of Directors, from time to time.   Gilo shall be entitled to receive an additional annual bonus based on his performance and that of the Corporation each year as determined by the Board of Directors of this Corporation, or its Compensation Committee; provided, however, that in no event will such date be later than the date that is two and one-half months from the end of the later of (i) Gilo’s first taxable year in which Gilo’s bonus is determined or (ii) the Corporation’s taxable year in which the bonus award is determined.  The bonus shall be prorated should Gilo’s employment terminate prior to the full calendar year.

d.             Stock Options.  Gilo shall be eligible for certain stock options that may be awarded by the Corporation, from time to time.

e.             Vacation.  Gilo shall accrue paid vacation at the rate of thirty (30) days for each twelve (12) months of employment, up to a maximum of 60 working days.  Gilo shall be compensated at his usual rate of compensation during any such vacation.  Gilo shall be entitled to paid holidays as generally given by the Corporation.  Gilo shall receive sick leave or disability leave in accordance with the terms of the Corporation’s standard sick leave or disability leave policy.

f.              Benefits.  During the Term, Gilo and his dependents shall be entitled to participate in any group plans or programs maintained by the Corporation for any employees relating to group health, disability, life insurance and other related benefits as in effect from time to time. Gilo shall also be entitled to Director and Officer (“D&O”) insurance in such amounts and coverage and such indemnification provisions as are afforded other officers and directors of the Corporation.  Benefits under this Section 3.f. will be paid by the Corporation.

g.             Expenses.  The Corporation shall reimburse Gilo for his normal and reasonable expenses incurred for travel, entertainment and similar items in promoting and carrying out the business of the Corporation in accordance with the Corporation’s general policy as adopted by the Corporation’s management from time to time.  In addition, Gilo shall be reimbursed for the reasonable costs associated with cellular telephone usage and shall be entitled to reimbursement for such reasonable continuing professional education, memberships and certifications as are deemed normal and appropriate for a Chairman of the Board of Directors.  As a condition of payment or reimbursement, Gilo agrees to provide the Corporation with copies of all available invoices and receipts, and otherwise account to the Corporation in sufficient detail to allow the Corporation to claim an income tax deduction for such paid item, if such item is deductible.  Reimbursements shall be made on a monthly or more frequent basis in accordance with the Corporation’s reimbursement policies.  In no event shall any reimbursement payment be made later than the end of Gilo’s taxable year following the taxable year in which the expense is incurred.

4.             Confidentiality and Competitive Activities.  Gilo agrees that during the Term he is in a position of special trust and confidence and has access to confidential and proprietary information about the Corporation’s business and plans.  Gilo agrees that he will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any similar individual or representative capacity, engage or participate in any business that is in competition, in any manner whatsoever, with the Corporation.  Notwithstanding anything in the foregoing to the contrary, Gilo shall be allowed to invest as a shareholder in publicly traded companies, or through a venture capital firm or an investment pool.

5.             Trade Secrets.

a.             Special Techniques.  It is hereby agreed that the Corporation has developed or acquired certain products, technology, unique or special methods, manufacturing and assembly processes and techniques, trade secrets, special written marketing plans and special customer arrangements, and other proprietary rights and confidential information and shall during the employment term continue to develop, compile and acquire said items (all hereinafter collectively referred to as the “Corporation’s Property”).  It is expected that Gilo will gain knowledge of and utilize the Corporation’s Property during the course and scope of his employment with the Corporation, and will be in a position of trust with respect to the Corporation’s Property.

b.             Corporation’s Property.  It is hereby stipulated and agreed that the Corporation’s Property shall remain the Corporation’s sole property.  In the event that Gilo’s employment is terminated, for whatever reason, Gilo agrees not to copy, make known, disclose or use, any of the Corporation’s Property without the Corporation’s prior written consent.  In such event, Gilo further agrees not to endeavor or attempt in any way to interfere with or induce a breach of any prior proprietary contractual relationship that the Corporation may have with any employee, customer, contractor, supplier, representative, or distributor for nine (9) months after any termination of this Agreement.  Gilo agrees upon termination of employment to deliver to the Corporation all confidential papers, documents, records, lists and notes (whether prepared by Gilo or others) comprising or containing the Corporation’s Property.  Gilo recognizes that violation of covenants and agreements contained in this Section 5 may result in irreparable injury to the Corporation which would not be fully compensable by way of money damages.

6.             Termination.

a.             General.  The Corporation may terminate this Agreement without cause, on ninety (90) days written notice.  Gilo may voluntarily terminate his employment hereunder upon ninety (90) days’ advance written notice to the Corporation.

b.             Termination for Cause.  The Corporation may immediately terminate Gilo’s employment at any time for cause.  Termination for cause shall be effective from the receipt of written notice thereof to Gilo specifying the grounds for termination and all relevant facts.  Cause shall be deemed to include:  (i) material neglect of his duties or a significant violation of any of the provisions of this Agreement, which continues after written notice and a reasonable opportunity (not to exceed thirty (30) days) in which to cure; (ii) fraud, embezzlement, defalcation or conviction of any felonious offense; or (iii) intentionally imparting confidential information relating to the Corporation or any of its subsidiaries or their business to competitors or to other third parties other than in the course of carrying out his duties hereunder.  The Corporation’s exercise of its rights to terminate with cause shall be without prejudice to any other remedies it may be entitled at law, in equity, or under this Agreement.

c.             Termination Upon Death or Disability.  This Agreement shall automatically terminate upon Gilo’s death.  In addition, if any disability or incapacity of Gilo to perform his duties as the result of any injury, sickness, or physical, mental or emotional condition continues for a period of thirty (30) business days (excluding any accrued vacation) out of any one hundred twenty (120) calendar day period, the Corporation may terminate Gilo’s employment upon written notice.  Payment of salary to Gilo during any sick leave shall only be to the extent that Gilo has accrued sick leave or vacation days.

d.             Severance Pay.  If this Agreement is terminated by the Corporation without cause pursuant to Section 6.a. (above) and Gilo experiences a “Separation From Service” as defined under Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”),  the Corporation shall pay Gilo a severance fee equal to the greater of  (a) the full amount of the compensation that he could have expected under this Agreement (based on Gilo’s total compensation (salary and bonus) earned in 2007), as and when payable under this Agreement, through the end of the Initial Term; or (b) the full amount of the compensation that he could have expected under this Agreement for eighteen (18) months (based on Gilo’s total compensation (salary and bonus) earned in 2007 as and when payable under the Agreement), without deduction except for tax withholding amounts, and any unvested options held by Gilo shall vest immediately, in exchange for the execution of a binding release as to any and all claims Gilo may have against the Corporation. If this Agreement is terminated without cause after the Initial Term and Gilo experiences a Separation From Service, the Corporation shall pay Gilo a severance fee equal to the full amount of the compensation that he could have expected under this Agreement for eighteen (18) months (based on Gilo’s total compensation (salary and bonus) earned in 2007 as and when payable under this Agreement), without deduction except for tax withholding amounts, and any unvested options held by Gilo shall vest immediately, in exchange for the execution of a binding release as to any and all claims Gilo may have against the Corporation. If this Agreement is terminated by the Corporation for cause, pursuant to Section 6.b, the Corporation shall pay to Gilo a severance fee equal to the full amount of the compensation that he could have expected under this Agreement for three (3) months (based on Gilo’s total compensation (salary and bonus) earned in 2007 as and when payable under this Agreement), without deduction except for tax withholding amounts, in exchange for the execution of a binding release as to any and all claims Gilo may have against the Corporation.  If this Agreement is terminated voluntarily by Gilo, the Corporation shall pay to Gilo a severance fee equal to the amount of the compensation that he could have expected under this Agreement for nine (9) months (based on Gilo’s total compensation (salary and bonus) earned in 2007 as and when payable under this Agreement), without deduction except for tax withholding amounts, in exchange for the execution of a binding release as to any and all claims Gilo may have against the Corporation.

e.             Change in Control.  If Gilo becomes entitled to severance pay under Section 6.d. above on or after January 1, 2009, and within one year following a Change in Control (as defined below), then the severance pay shall be calculated as provided under Section 6.d. but paid in a lump sum within five (5) business days of the Change in Control.  If Gilo becomes entitled to severance pay under Section 6.d. during 2008 following a Change in Control (as defined below) that occurs during 2008, then the severance pay shall be calculated and paid as provided under Section 6.d. until January 1, 2009, at which time the remaining unpaid severance pay shall be paid in a lump sum.  A “Change in Control” means the occurrence of any of the following events:

i.              any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the then outstanding shares of the Corporation’s common stock or the total voting power represented by the Corporation’s then outstanding voting securities (other than pursuant to a Business Combination which is covered by clause (iii) below);

ii.             the consummation of the sale or other disposition (including in whole or in part through licensing arrangement(s)) of all or substantially all of the Corporation’s assets, other than sales, other dispositions or licenses of assets made to a parent or a wholly-owned subsidiary of the Company, or an entity under common control with the Company;

iii.            the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries, or a series of related such transactions (each, a “Business Combination”), in each case unless following such Business Combination (A) the voting securities of the Corporation outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any entity (a “Parent”) that, as a result of such transaction, owns the Corporation or the surviving entity or all or substantially all of the Corporation’s or surviving entity’s assets directly or through one or more subsidiaries) at least 50% of the total voting power represented by the Corporation’s voting securities or such surviving entity or Parent outstanding immediately after such Business Combination; and (B) no person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the total voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination; or

iv.            approval by the Corporation’s stockholders of a complete liquidation or dissolution of the Corporation other than in the context of a transaction or series of related transactions that would not constitute a Change of Control under clause (iii) above.

7.             Delay in Payment.

a.             Release Delay.  Except as provided in Section 7.b., any amount payable pursuant to Section 6.d. that is subject to Section 409A shall commence on the first payroll on or after the fifty-third (53rd) day after Gilo’s Separation From Service without regard to whether Gilo earlier signs the binding release or waives his revocation right prior to the expiration of the fifty-three (53) day period.  Except as provided in Section 7.b., any amount payable pursuant to Section 6.e. that is subject to Section 409A shall be paid on the fifty-third (53rd) day after Gilo’s Separation From Service without regard to whether Gilo earlier signs the binding release or waives his revocation prior to the expiration of the fifty-three (53) day period.

b.             Specified Employee Delay.  Notwithstanding any other timing provision in this Agreement, if at the time the payments under Section 6.d. would commence, Gilo is a “specified employee” as defined by Section 409A, then to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, no payment may be paid before the date that is six (6) months after Gilo’s Separation From Service.  Payments to which Gilo would otherwise have been entitled during that six months will be accumulated and paid on the first day after six months following the date of Gilo’s Separation From Service.  All payments that would otherwise be made more than six (6) months following the date of Gilo’s Separation From Service will be made in accordance with the general timing provisions provided in this Agreement.

8.             Corporate Opportunities.

a.             Duty to Notify.  In the event that Gilo, during the Term, shall become aware of any material and significant business opportunity directly related to any of the Corporation’s significant businesses, Gilo shall promptly notify the Corporation’s Board of Directors of such opportunity.  Gilo shall not appropriate for himself or for any other person other than the Corporation, or any affiliate of the Corporation, any such opportunity unless, as to any particular opportunity, the Board of Directors of the Corporation fails to take appropriate action within thirty (30) days.  Gilo’s duty to notify the Corporation and to refrain from appropriating all such opportunities for thirty (30) days shall neither be limited by, nor shall such duty limit, the application of the general law of Delaware relating to the fiduciary duties of an agent or employee.

b.             Failure to Notify.  In the event that Gilo fails to notify the Corporation of, or so appropriates, any such opportunity without the express written consent of the Corporation, Gilo shall be deemed to have violated the provisions of this Section notwithstanding the following:

i.              The capacity in which Gilo shall have acquired such opportunity; or

ii.             The probable success in the Corporation’s hands of such opportunity.

8.             Miscellaneous.

a.             Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein, and supersedes and replaces any prior agreements and understandings, whether oral or written between them with respect to such matters.  The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of both parties to this Agreement.

b.             No Implied Waivers.  The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of the same provision or any other provision.

c.             Personal Services.  It is understood that the services to be performed by Gilo hereunder are personal in nature and the obligations to perform such services and the conditions and covenants of this Agreement cannot be assigned by Gilo.  Subject to the foregoing, and except as otherwise provided herein, this Agreement shall inure to the benefit of and bind the successors and assigns of the Corporation.

d.             Severability.  If for any reason any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions hereof shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

e.             Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

f.              Notices.  All notices, requests, demands, instructions or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery, if delivered personally, or if given by prepaid telegram, or mailed first-class, postage prepaid, registered or certified mail, return receipt requested, shall be deemed to have been given seventy-two (72) hours after such delivery, if addressed to the other party at the addresses as set forth on the signature page below.  Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner above provided.

g.             Merger, Transfer of Assets, or Dissolution of the Corporation.  This Agreement shall not be terminated by any dissolution of the Corporation resulting from either merger or consolidation in which the Corporation is not the consolidated or surviving corporation or a transfer of all or substantially all of the assets of the Corporation.  In such event, the rights, benefits and obligations herein shall automatically be assigned to the surviving or resulting corporation or to the transferee of the assets. Upon such merger all unvested options held by Gilo shall be vested immediately.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VYYO INC.		DAVIDI GILO
a Delaware corporation
6625 The Corners Parkway, Suite 100
Norcross, Georgia 30092

By:	/s/ Lewis S. Broad	/s/ David Gilo
Lewis Broad, Chairman of		(Signature)
the Compensation Committee